Exhibit 99.1

NovaDel Reports First Quarter Fiscal Year 2005 Results

FLEMINGTON, NJ DEC 15 - NovaDel Pharma Inc. (AMEX: NVD) reported results for the three months ended October 31, 2004, the first quarter of its 2005 fiscal year.

The net loss for the period was $2.3 million, or seven cents per share, compared to a net loss of $1.0 million, or six cents per share, in the year-ago period. The larger net loss is due to increased spending for research and development, general administrative expenses including depreciation of recently purchased equipment to enhance formulation efforts, and consulting fees. Cash, cash equivalents and investment securities at October 31, 2004 stood at $9.8 million compared to $9.7 million at July 31, 2004.

The quarter’s operating activities were highlighted by robust partnering activity, completion of a pilot pharmacokinetic study of lingual spray sumatriptan, the start of a human pilot study of alprazolam, and the FDA’s acceptance for review of a NDA for lingual spray nitroglycerin.

The company partnered with Par Pharmaceutical for US and Canadian marketing rights of its lingual spray nitroglycerin. It licensed exclusive rights for animal health market applications of its lingual spray drug delivery technology to Velcera Pharmaceuticals, and partnered with Hana Biosciences (HNAB) for the development and marketing of a lingual spray formulation of ondansetron (Zofran®\GSK), the most widely prescribed anti-emetic for preventing chemotherapy-induced nausea and vomiting.

“We continue to be on schedule with all key components of our development plan,” noted Gary A Shangold, MD, NovaDel’s President and Chief Executive Officer. “We are very pleased with the clinical progress of our early product candidates and the commercial enthusiasm for our technology, most recently evidenced by three new partnerships announced last quarter.”

Subsequent to the quarter’s close, NovaDel commenced a pilot pharmacokinetic study of a lingual spray formulation of zolpidem (Ambien®/Sanofi-Aventis), its fourth product candidate to enter the clinic in calendar year 2004, and hired Henry Kwan, PhD as Head of Pharmaceutical Sciences.

About NovaDel

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact:

Barry C. Cohen VP Business & New Product Development 908 782-3431 x2160 NovaDel Pharma Inc.	Thomas Redington 203 222-7399 212 926-1733 tredington@redingtoninc.com